Annual Report

2007

Contents

1	Letter to shareholders
7	Company overview
8	Quality B2B media solutions for buyers & suppliers
10	Total solution for global trade growth
12	Specialized China Sourcing Fairs
13	Serving China’s growing domestic B2B market
14	Specialized support for the growing electronics sector
15	Business & lifestyle media for China’s managers
16	Export marketing ad agency support for growing businesses
17	Management team & Board of Directors
18	Corporate social responsibility
20	Financial statements
60	Awards, milestones & alliances

Dear Fellow Shareholders,

We are pleased to report a year of strong financial performance and strategic progress. In 2007, Global Sources achieved year-over-year revenue growth of 16% and non-GAAP net income growth of 39%. China was a key part of our success, with revenue growing by 31%, representing 60% of our total revenue.

I am particularly pleased with the strategic progress we have made to launch and upgrade products that address our customers’ most pressing needs. We launched two major online marketplaces, announced plans for 10 new trade shows, and launched a major new business to address China’s domestic business-to-business (B2B) market. In addition, we are setting the standard in our industry for supplier verification, and we enter 2008 with industry-leading products and services that create very strong differentiation.

Financial Highlights for 2007

We closed the year in a very strong financial position with cash and securities up 27% to $197.8 million and no debt. (Please also see tables on facing page.)

We achieved the following 2007 results compared to 2006:

• Revenue of $182.1 million, up 16%:

- Online revenue was $75.9 million, up 18%

- Exhibitions revenue was $51.6 million, up 23%

- Print revenue was $49.9 million, up 2%

- Revenue from China was $109.4 million, up 31%

• GAAP net income was $24.0 million, down 14% and non-GAAP net income was $34.4 million, up 39%

• GAAP EPS was $0.51 per diluted share, down 15% and non-GAAP EPS was $0.73 per diluted share, up 38%

• Cash from operations was $60.6 million, an increase of 65%

Mission, Business Strategy and Differentiation

Global Sources’ mission is to connect global buyers and suppliers by providing the right information, at the right time, in the right format.

Our key business objective is to be the preferred provider of content, services and integrated marketing solutions that enable our customers to achieve a competitive advantage.

Our business strategy is to serve our markets with online, trade show and print media that address our customers’ needs at all stages of the buying process.

We are highly differentiated in five powerful ways:

• Growing trade show success and strength. Our shows and Private Sourcing Events address the essential, face-to-face stage of the buying process that cannot be replicated by online media.

• We serve a larger and more professional customer base than our competitors. Industry experts know international trade is an 80:20 business, with some 80% of purchase volume coming from 20% of buyers.

• Industry-leading “supplier verification”. If you put yourself in the shoes of a buyer who is online – looking at thousands of unknown suppliers – you will quickly appreciate the importance and value of our in-depth approach to supplier verification.

• Integrated offering of online marketplaces, trade shows and magazines. By providing all three media formats, we address exporters’ three primary objectives: lead generation, branding and differentiation, and face-to-face buyer meetings to negotiate and win orders. This is a powerful differentiation from our online competitors who only address the lead generation objective.

• Continued focus on vertical specialization. Buyers increasingly seek out media customized to their specific needs. Just one example of our vertical strength and leadership is in the electronics industry, where we serve eight vertical markets with 16 online websites and magazines, 10 trade shows and dozens of proprietary sourcing research reports.

Major Industry Developments and the Impact on Global Sources

There are four macro trends that are impacting our industry:

• The shift of advertising budgets from print to online

• The slowdown in consumer spending in the United States and Western Europe

• The increasing production costs for China’s manufacturers

• The emergence of supplier verification as a vitally important issue for buyers

1. Globally, advertisers are shifting budgets from magazine advertising to online media.

We focus on meeting the primary needs of our customers and providing them with their choice of media. Magazines are not going away and, in fact, many of the most important buyers are senior executives who want content in a print format. That said, since 2000, our online revenue has exceeded our print revenue, and we expect online and trade shows to drive our growth.

2. There is slower consumer demand in the United States and Western Europe for imported products.

Even in a slower economy, buyers have to keep buying to fill retail shelves. They seek more cost-effective suppliers and products at lower price points, which in most cases means sourcing from China. Also, for 2005-2007, fully one-third of

China’s export growth is to emerging markets, including export growth rates of 116%, 169% and 136% to Russia, India and Brazil, respectively.

3. Higher labor and material input costs, the appreciating Chinese currency and new labor laws are negatively impacting China’s export manufacturers.

China is, and for the foreseeable future, expected to remain the dominant supply market for most of the world’s consumer goods. Stronger companies that produce efficiently and market effectively are likely to remain successful. Also, we are becoming increasingly diversified, with 15% of our revenue related to companies selling into China, and we have a very large business opportunity in China’s domestic B2B market.

In 2007, world attention was drawn to made-in-China products that did not meet overseas safety standards. International media, including Bloomberg and CNBC, sought Merle Hinrichs’ opinion on the issue, where he emphasized buyers’ role and responsibility for due diligence, including quality control and inspection. Global Sources’ focus on quality suppliers aims to help reduce buyers’ risk by offering the industry’s leading supplier verification services, which include strict in-house standards as well as third-party assessments and credit check services.

4. In 2007 there were global headlines about products made in China not meeting consumer standards.

2007 will likely be remembered as the year when “supplier verification” became top-of-mind for most buyers. We launched Global Sources Online 2.0 last October to help buyers distinguish between verified and unverified suppliers. Today, we are far ahead of the market in helping buyers to more effectively determine suppliers’ business and export capabilities.

Growth Strategy

We have built our growth strategy on a foundation of quality and four key cornerstones.

1. Market Penetration

Our existing markets offer significant opportunities for further growth. For our export-focused online business, we anticipate continued strong performance, especially from our new Global Sources Online 2.0, which we believe offers the premier search experience in our industry. In January 2008, we added the Six Star ranking system that provides buyers with third-party credit check information on all verified suppliers; plus we introduced an end-to-end repackaging and repricing of our supplier marketing programs. As evidence of market acceptance, product and supplier content on the site has more than doubled, and online revenue in China increased by 30% in the fourth quarter of 2007.

For our China Sourcing Fairs, we plan to further penetrate the market by increasing our average revenue per booth and the number of booths we sell. We also intend to focus on cross-selling to clients not using our online, print and trade show services – and achieving continued strong growth in China.

2. New Product Development

Plans include increasingly specialized online marketplaces, trade shows and magazines. We continue to build on the outstanding success of our China Sourcing Fairs and have 10 new shows scheduled in 2008 in mainland China, Hong Kong, Dubai and India. Regarding specialization, we have established unique market positions for categories including fashion accessories, baby and children’s products, and underwear and swimwear.

3. Expansion into China’s Domestic B2B Market

We intend to launch new online, trade show and/or print products for China’s domestic market. This is a significant medium-term business opportunity where we intend to leverage our brands, content, sales representatives, expertise and community.

We successfully launched trade shows in Shanghai in December 2007 for Fashion Accessories and Baby & Children’s Products. Also, we soft launched China Global Sources Online at www.globalsources.com.cn on November 30, initially as a free service, and we are rapidly building content and traffic to gain leadership traction.

4. Acquisitions and Alliances

We intend to support our growth strategy through acquisitions and/or alliances designed to drive growth and accelerate achievement of our goals. We plan to seek complementary businesses, technologies or products that are expected to help us maintain or achieve market leading positions in particular niche markets.

Our goals for 2008 are to grow the company and enhance our market position by emphasizing our online and trade show businesses, and the China market. We have virtually unlimited growth opportunities, and we will continue to invest for the long term.

We are now focused on what we view as our very large online opportunity and are investing in sales representation, information technology infrastructure, content, and marketing to both buyers and suppliers. While we believe these investments will have a near-term tempering impact on our earnings, we expect the new products and sales efforts to positively impact our growth by 2009. Lastly, in early 2008, our Board authorized the ability to buy back up to $50 million of our stock.

GSOL – A Proxy for B2B Trade with China

Our extensive and growing network of offices and team members serves a wide range of growth industries with English- and Chinese-language media. This is backed by a 37-year track record, a very experienced management team, strong relationships with our buyer and supplier communities, and one of the most respected brands in our industry.

We believe shares in Global Sources represent an attractive, high-quality investment – one that can be regarded as a conservative proxy for investing in the growth of global trade with, and within China.

In closing, I wish to acknowledge the exceptional efforts and commitment shown by our team members and Board of Directors during the past year. I thank all of them for their determination and contributions, which were so instrumental in achieving our objectives in 2007. Finally I thank Global Sources’ shareholders for their continued support.

Sincerely,

Merle A. Hinrichs

Chairman and CEO

March 31, 2008

Board of Directors: (seated, left to right) Sarah Benecke, Merle Hinrichs, Eddie Heng; (standing, left to right), David Jones*, Roderick Chalmers*, James Watkins*, Robert Lees* and Jeffrey Steiner* (not pictured). (Note: * indicates independent director)

Global Sources’ mission

To connect global buyers and suppliers by providing the right information, at the right time, in the right format.

Quality B2B media solutions for buyers & suppliers

International trade is vital to today’s global economy. It is a competitive, complex, growing sector that offers buyers and suppliers substantial opportunity – and presents significant challenges.

For more than 37 years, Global Sources has remained committed to helping quality manufacturers, exporters and importers meet and trade as efficiently and profitably as possible.

We help them trade successfully by offering the most reliable product and supplier information available anywhere.

Global Sources is intensely focused on supporting our clients in five key areas:

Integrated B2B export marketing for Greater China suppliers

Our integrated online, face-to-face and print media help Greater China suppliers reach and sell to our community of more than 657,000 buyers around the world – a figure certified by Ernst & Young.

Domestic B2B sales to the China market

Global Sources helps suppliers sell to buyers in China’s booming B2B market through our Chinese-language marketplaces and domestic trade shows. We plan to continue developing new media to reach buyers in this fast-growing market.

‘Design-to-Export’ support for Greater China’s electronics industry

Our Chinese-language media help companies reach the engineers and manufacturers driving innovation in Greater China’s booming electronics sector. Then, we help suppliers market their finished consumer electronics to buyers worldwide through our multimedia export channels.

Branded consumer goods for mainland China’s affluent executives

For today’s leading brands looking to sell into the world’s fastest-growing, luxury goods market, we offer targeted access to China’s business elite through our leading management and lifestyle magazines, websites and forums.

Import and export solutions for India

Our expanded services for India’s buyers and suppliers include Global Sources Online 2.0, the scheduled India Sourcing Fair in Hong Kong, the China Sourcing Fair in Mumbai, Private Sourcing Events and print services.

All of these products and services are designed to help our buyers and suppliers conduct successful trade. We are excited about the future of China and Asia’s international and domestic trade and the opportunity it presents for our customers.

Global Sources Online 2.0 – One-stop sourcing for international buyers

Our next generation sourcing platform, Global Sources Online 2.0, delivers the industry’s leading search experience. Search results include verified suppliers and products from our website, plus unverified suppliers from across the Web. Global Sources Online 2.0 also gives buyers the ability to qualify suppliers using the industry’s most comprehensive range of screening tools. These include our own verified supplier and Six Star ranking system, as well as third-party tools to check suppliers’ credit and audit their capabilities.

Global Sources focuses on connecting its verified supplier community with its more than 657,000 active buyers worldwide. Through strict supplier verification, buyers are assured of reaching the highest-quality supplier base available anywhere.

Global Sources Online 2.0 gives buyers comprehensive supplier and product search results from Global Sources verified suppliers and unverified suppliers from other sites across the World Wide Web. Verified suppliers use this site to attract more customers and differentiate themselves from competitors who are unable to meet Global Sources’ strict verification standard.

Total solution for global trade growth

Successful global trade depends on trust. That is why, over the past 37 years, we have built the sourcing industry’s highest quality community of buyers and suppliers.

Buyer realities

Buyers involved in global trade, whether they are huge multinationals or small importers, all face common issues. Among these:

• An urgent need to find reliable suppliers who can deliver quality products at the right price

• To ensure quality, buyers need to find comprehensive supplier and product information they can trust

• To streamline sourcing, buyers require access to the latest, most accurate supplier and product information

We help buyers overcome these challenges by offering them quality suppliers, information verified by us, plus third-party credit checks and supplier audits.

Buyer solution

Across all Global Sources online, trade show and print channels, we give buyers the reliable information and verified suppliers they need to source from China and Asia.

Online, we provide comprehensive search results, including our own verified suppliers, plus unverified suppliers from across the Web. We also offer a range of comprehensive supplier screening tools to help buyers reduce their sourcing risk.

Our face-to-face events bring buyers together with quality suppliers to negotiate and place orders. These include seven specialized China Sourcing Fairs which run 17 times a year in Hong Kong, Shanghai, Dubai and Mumbai. In addition, buyers can meet pre-screened suppliers at our highly targeted Private Sourcing Events.

In print, we help buyers understand sourcing markets and find suppliers through hundreds of full-color advertisements and unbiased sourcing articles in our 12 monthly magazines. We also produce over 160 research reports which provide product-specific, in-depth industry and supplier profiles.

Supplier realities

Suppliers that feed global demand range from giant conglomerates to local, labor-intensive manufacturers. They face common problems:

• Tough competition for buyers’ orders

• More stringent labor laws, currency appreciation, rising raw material costs and an uncertain economic outlook

• Intense pressure to meet stringent price, quality and delivery requirements

• A critical need to differentiate themselves in overseas markets

By connecting our suppliers with a community of over 657,000 active buyers, Global Sources helps them move up the value chain and maximize profits.

Supplier solution

In today’s fiercely competitive marketplace, competing on low-price alone is not enough. Suppliers need to move up the value chain by working with professional buyers who expect quality. We help our suppliers do this by connecting them with over 657,000 active buyers.

This goes far beyond online lead generation. We provide exporters with a comprehensive marketing platform enabling them to build powerful B2B brands through repeat exposure to buyers online, face-to-face and in print.

Global Sources clearly differentiates itself through our supplier verification, which is the most rigorous in the industry, and our integrated offering of online marketplaces, trade shows and magazines. By providing all three media formats, Global Sources is able to address exporters’ three primary objectives: lead generation, branding and differentiation, and face-to-face buyer meetings to negotiate and win orders.

Private Sourcing Events provide exclusive, highly targeted opportunities for Global Sources verified suppliers to meet one-on-one with many of the world’s biggest buyers such as Carrefour, Sears and Brookstone.

Specialized China Sourcing Fairs

Leveraging over a decade of experience organizing conferences and exhibitions, we launched China Sourcing Fairs in 2003. Each Fair covers a specific industry and focuses on bringing together quality China suppliers with international volume buyers.

It’s proven to be a successful formula, with the total number of exhibitor booths growing from 600 in 2003 to over 13,900 in 2007. Our China Sourcing Fair: Electronics & Components is the fourth-largest electronics trade show in the world. And a study by Business Strategies Group shows Global Sources is Hong Kong’s second-largest trade show organizer after just two years of holding the China Sourcing Fairs in Hong Kong.

In 2008, China Sourcing Fairs are scheduled to run 17 times during key trade show periods in Hong Kong, Shanghai, Dubai and Mumbai. Scheduled China Sourcing Fairs are:

• Baby & Children’s Products • Gifts & Home Products

• Electronics & Components • Hardware & Building Materials

• Electronics • Underwear & Swimwear

• Fashion Accessories

By organizing specialized shows in key trade hubs, we’re providing our buyer and supplier communities with powerful, convenient channels to negotiate and finalize orders face-to-face.

Global Sources China Sourcing Fairs have gained a reputation for attracting quality buyers and suppliers in world-class, professional environments. Held during peak sourcing seasons, the shows give buyers an ideal platform to meet face-to-face to negotiate with, and order from, new suppliers and those whom they’ve met through our online and print media.

Serving China’s growing domestic B2B market

As China’s domestic B2B trade grows, we are developing new media initiatives to grow local market sales. Each leverages on the strength of the Global Sources brand in China and offers a new opportunity to cross-sell to our huge database of export suppliers.

China Global Sources Online

The Chinese-language version of our hugely successful online marketplace enables global and China suppliers to sell to B2B buyers across mainland China. It includes all the powerful features on English-language Global Sources Online 2.0, including Private Supplier Catalogs and Product Alerts.

China Sourcing Fairs

Having already established the China Sourcing Fair brand with hugely successful shows in Hong Kong and Dubai, the Fairs have been expanded to mainland China. Ideally located in China’s key trade show city, Shanghai, the Fairs offer exhibitors the opportunity to grow both exports and domestic China sales.

We see the China market as a key opportunity for future growth and plan to continue to develop media solutions to support domestic B2B trade. Each solution is backed by our extensive network of team members in locations throughout mainland China, deep market experience, plus our strong relationships with the region’s manufacturers.

China Global Sources Online (www.globalsources.com.cn), together with the Shanghai China Sourcing Fairs, provide the perfect platform for China suppliers — experienced in meeting global quality demands – to sell into the huge and growing domestic China market.

Specialized support for the growing electronics sector

Through a range of marketing channels in Chinese and English, we support China’s high-tech sector — from design and production to marketing.

Design & production

Through multiple media channels, we bring together today’s leading high-tech vendors with the region’s electronics design engineers, procurement and manufacturing managers.

Electronic engineers across Greater China (mainland China, Hong Kong and Taiwan) are taking on an increasingly important role in designing original products. As more sophisticated, original designs are created in China, designers need new ideas and techniques to produce next-generation electronics. Through eMedia Asia, our joint venture with TechInsights (formerly CMP’s Electronics Group), Global Sources creates EE Times-China and Electronics Supply & Manufacturing-China websites and magazines. Through our strategic alliance with Penton Media, we create Electronic Design-China website and magazine.

Engineering, procurement and production professionals depend on these titles to strengthen their skills and meet international buyer requirements.

Domestic & export marketing

Global Sources’ multimedia export marketing channels complete the cycle. Our online, face-to-face and print channels help suppliers market and sell their finished products to buyers in China and around the world.

Business & lifestyle media for China’s managers Chief Executive China.

In 1992, Global Sources launched Chief Executive China, a Chinese-language monthly magazine delivering best-practice management ideas to China’s business professionals.

Today, the magazine is one of the highest-circulation management titles in mainland China, with a BPA-audited readership of more than 195,000 senior managers. Copies of the magazine are also distributed at leading hotels, management and business seminars sponsored by Chief Executive China, and at more than 30 major trade shows each year.

Chief Executive China Online (www.ceconline.com) elaborates on the ideas presented in the magazine, and offers its 844,000 registered users in-depth reports, and interactive chats with peers and experts.

Chief Executive China also brings the region’s top managers together through our highly respected management forums and conferences in major cities across China. The events bring together management experts and business leaders to discuss issues important to China’s executive community.

Elegant Living

After 15 years of helping China’s executives achieve success in business, we found that many of our readers were seeking ways to enjoy their success. In

September of 2007, we launched Elegant Living magazine to an audience of more than 140,000 affluent executives in mainland China.

Its accompanying website (www.ElegantLivingChina.com) expands on the magazine’s content and gives readers an interactive forum to discuss ways to enjoy the success they have achieved.

Chief Executive China Online, magazine and forums give over 1 million of China’s senior managers the knowledge and skills they need to succeed – and provide powerful advertising channels to reach China’s business elite.

Export marketing ad agency support for growing businesses

Our Client Service Centers offer ad agency services to our customers, creating integrated marketing campaigns backed by extensive content management.

We have more than 150 client service team members throughout Asia. They work closely with suppliers to learn about their products and services, and identify the most important buyer benefits. Then they create clear, accurate and effective multimedia advertising campaigns for each client.

This value-added service ensures that our advertisers’ unique selling points are clearly communicated to buyers. It also helps to verify the accuracy of our suppliers’ marketing communications.

The Global Sources team not only visits each verified supplier three or more times, but also confirms all information possible before providing it to buyers. Global Sources’ proprietary Six Star Ranking System ranks suppliers according to the depth of verified product and company information that they provide. This care and attention to quality is to ensure that buyers can source with confidence from Global Sources verified suppliers.

Management Team

Merle A. Hinrichs, Chairman and Chief Executive Officer

Mr. Hinrichs founded Global Sources in 1970 and serves as its Chairman and CEO. Under his leadership, the company has created the industry’s most comprehensive platform for international trade, connecting buyers and suppliers online, face-to-face and in print.

Mr. Hinrichs graduated from the University of Nebraska with a Bachelor of Arts degree in Business Administration and Mathematics, and from the Thunderbird School of Global Management with a Master’s degree in International Trade. In 1996, the University of Nebraska awarded Mr. Hinrichs an Honorary Doctorate degree. He is also an Investment Promotion Ambassador with Invest Hong Kong.

Sarah Benecke, Executive Director

Ms. Benecke joined the company in May of 1980 and serves as its Executive Director, leading development of the China Sourcing Fairs. Since joining Global Sources, she has served in a number of key positions, including Publisher, Chief Operating Officer and CEO from 1994 to 1999.

Ms. Benecke received her Bachelor of Arts degree from the University of New South Wales, Australia.

Craig Pepples, Chief Operating Officer

Mr. Pepples joined Global Sources in October 1986, moving on to manage the company’s China sales operations from 1989 to1992 and was China country manager from 1992 to 1999.

Today, he serves as Global Sources’ Chief Operating Officer and is responsible for the company’s worldwide operations, including interactive media, corporate marketing, community development and human resources. He is also the publisher of Chief Executive China and Elegant Living. Mr. Pepples graduated with a B.A. in Linguistics from Yale University.

Eddie Heng, Chief Financial Officer

Mr. Heng joined the company in 1993 and has served in various finance department roles until becoming Global Sources’ Chief Financial Officer in July 2000. He received his MBA from Shiller International University in London in 1993, and is a CPA and a Fellow Member of the Association of Chartered Certified Accountants in the United Kingdom.

Bill Georgiou, Chief Information Officer

Mr. Georgiou was appointed Global Sources’ Chief Information Officer in January 2001. An expert in supply chain web enablement systems, he has directed the development and implementation of the company’s major business systems and e-commerce applications, as well as managed its data center and network infrastructure.

Mr. Georgiou is a Fellow of the Australian Institute of Company Directors and a member of the Hong Kong Computer Society. He holds an MBA from Adelaide University, Australia.

Board of Directors

Merle A. Hinrichs

Sarah Benecke

Eddie Heng

Roderick Chalmers

Mr. Chalmers has served as Global Sources’ audit committee Chairman since

February 2001. Currently, he is Chairman of the Bank of Valetta, Malta since 2004.

David Jones

Mr. Jones is currently Director of investment firm CHAMP Pty Ltd. and Miller’s Retail Ltd. He has an MBA from Harvard Business School and is a mechanical engineering graduate from the University of Melbourne.

Robert Lees

Mr. Lees’ appointments include Chief Executive Officer of the Pacific Basin Economic Council and Executive Director of Key Accounts for BearingPoint.

Jeffrey Steiner

Mr. Steiner is Chairman and Chief Executive Officer of Fairchild Corporation. He is also President of Cedco Holdings Ltd. and a Director of the Copeley Fund.

James Watkins

Mr. Watkins has over 30 years of legal and business experience. He currently serves on the boards of Mandarin Oriental International Ltd., Jardine Cycle &

Carriage Ltd., MCL Land Ltd. and Advanced Semiconductor Manufacturing Corporation Ltd.

Corporate social responsibility

A core philosophy is something most companies develop as an afterthought, long after they’ve been in operation.

For Global Sources, our principles and values were set from the very beginning.

The cover of our first trade magazine (pictured here) clearly stated our belief that...

The cause for world peace through freedom from want is advanced by the establishment of long-lasting and mutually beneficial trade relations between private businessmen in the East and the West.

This has been a guiding principle throughout Global Sources’ corporate history.

In addition to the contribution we make through our daily business operations, we give back to communities in Asia and around the world by participating in programs that are expected to have a lasting impact on the lives of beneficiaries.

Over almost four decades, these programs have assisted hundreds of thousands of people.

Below are just a few of the ways we are supporting communities and people through giving and education. We are thankful to our clients, team members and charitable partners who have assisted us in making all of these initiatives so successful.

From the outset, Global Sources’ vision extended beyond borders, acknowledging the positive impact that international trade can have on individuals, businesses and entire economies. For 37 years, the company’s core business has helped create prosperity in the communities in which it operates.

Community involvement

Global Sources supports the communities where we operate through both the involvement of our team members and financial support. Our efforts have made a positive and sustainable impact on the lives of people in developing countries across Asia. Some of these efforts include support for the Kearny Alliance’s Export Service Centre in Bali, Indonesia, and the Care & Share charity program in association with Crossroads International.

Education initiatives

Global Sources believes in the power of education to make a positive impact on the lives of individuals, and to support developing economies around the world.

For 37 years, we have been helping educate Greater China’s exporters on marketing to, and working with, Western buyers, through extensive training and export promotion initiatives.

We also support students who wish to advance their education through scholarships, endowments and stipends, and collegial partnerships with some of the world’s leading universities. They include:

People first philosophy

Global Sources is among the most diverse companies in Asia. A multicultural environment is essential as we conduct business with buyers and suppliers from nearly every corner of the world.

In order to support this diversity of people and ideas, we believe in providing advancement opportunities for each team member based on merit.

We also believe that team members should gain long-term benefits from their time spent with the company. Therefore, in addition to our in-house training programs, we offer scholarships to team members and their families at some of the world’s top universities.

This ‘people first’ philosophy is one reason many team members have been with the company for their entire careers.

GLOBAL SOURCES LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Global Sources Ltd.

We have audited the accompanying consolidated balance sheets of Global Sources Ltd. (a company incorporated under the laws of Bermuda) (the “Company”) and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Sources Ltd. and its subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2(z) and 14 to the consolidated financial statements, on January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As described in Notes 2(v) and 2(x), effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment, which requires the Company to recognize expense related to the fair value of share-based compensation awards. Also, as described in Note 2(y), effective September 30, 2006, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. In accordance with the transition provisions of SAB No. 108, the Company recorded a cumulative decrease to retained earnings as of January 1, 2006 for correction of prior period errors in recording equity-based compensation charges.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Global Sources Ltd.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 17, 2008, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG

Singapore
April 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Shareholders of
Global Sources Ltd.

We have audited Global Sources Ltd. and its subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). Global Sources Ltd.’s (the “Company’s”) management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Global Sources Ltd. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Global Sources Ltd. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, and our report dated April 17, 2008, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG

Singapore
April 17, 2008

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At December 31	At December 31

	2006	2007

ASSETS
Current Assets:
Cash and cash equivalents	$135,093	$197,825
Available-for-sale securities	20,702	—
Accounts receivable, net	6,468	6,665
Receivables from sales representatives	13,238	12,303
Inventory	889	1,108
Prepaid expenses and other current assets	14,174	15,333
Deferred tax assets	—	46

Total Current Assets	190,564	233,280

Property and equipment, net	28,374	35,352
Long term investments	100	100
Bonds held to maturity, at amortized cost	289	99
Deferred tax assets – long term	—	196
Other assets	1,562	2,781

Total Assets	$220,889	$271,808

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$6,804	$5,577
Deferred income and customers’ prepayments	62,036	78,141
Accrued liabilities	12,427	12,546
Income taxes payable	751	694

Total Current Liabilities	82,018	96,958

Liabilities for incentive and bonus plans	102	—
Deferred income and customers’ prepayments – long term	1,802	4,934
Deferred tax liability	403	283

Total Liabilities	84,325	102,175

Minority interest	2,913	4,940

Shareholders’ Equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 46,572,092 (2006: 46,499,492) shares issued and outstanding	465	466
Additional paid in capital	125,790	133,987
Retained earnings	4,830	28,829
Accumulated other comprehensive income	2,566	1,411

Total Shareholders’ Equity	133,651	164,693

Total Liabilities and Shareholders’ Equity	$220,889	$271,808

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,

	2005	2006	2007

Revenue:
Online and other media services	$97,062	$113,097	$125,818
Exhibitions	14,300	42,122	51,608
Miscellaneous	832	1,262	4,633

	112,194	156,481	182,059

Operating Expenses:
Sales	34,415	50,380	61,773
Event production	3,920	18,414	20,155
Community	20,726	24,885	27,086
General and administrative	34,666	38,945	44,167
Online services development	4,235	4,499	5,703
Amortization of software costs and intangibles	1,335	1,250	193

Total Operating Expenses	99,297	138,373	159,077

Income from Operations	12,897	18,108	22,982

Interest and dividend income	1,624	5,571	6,595
Gain on sale of available-for-sale securities	977	309	2,937
Gain on sale of shares to minority shareholder and interest income thereon	—	7,906	—
Loss on investment, net	—	(743)	(1,846)
Impairment of goodwill and intangible assets	—	—	(3,101)
Foreign exchange gains (losses), net	(80)	(714)	(1,213)

Income before Income Taxes	15,418	30,437	26,354
Income Tax Expense	(759)	(899)	(328)

Net Income before Minority Interest	$14,659	$29,538	$26,026

Minority interest	(1,281)	(1,909)	(2,027)

Net Income before cumulative effect of change in accounting principle	$13,378	$27,629	$23,999
Cumulative effect of change in accounting principle	—	251	—

Net Income	$13,378	$27,880	$23,999

Basic net income per common share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.52

Cumulative effect of change in accounting principle	$—	$0.01	—

Basic net income per common share	$0.29	$0.60	$0.52

Diluted net income per common share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.51

Cumulative effect of change in accounting principle	$—	$0.01	—

Diluted net income per common share	$0.29	$0.60	$0.51

Common shares used in basic net income per common share calculations (Note 2(u))	43,710,673	44,692,422	45,000,808

Common shares used in diluted net income per common share calculations (Note 2(u))	43,765,542	44,748,162	45,163,495

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.52

Cumulative effect of change in accounting principle	$—	$0.01	—

Basic net income per non-vested restricted share	$0.29	$0.60	$0.52

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.51

Cumulative effect of change in accounting principle	$—	$0.01	—

Diluted net income per non-vested restricted share	$0.29	$0.60	$0.51

Non-vested restricted shares used in basic net income per non-vested restricted share calculations (Note 2(u))	1,783,351	1,790,150	1,559,748

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations (Note 2(u))	1,783,351	1,790,150	1,823,366

Note: a.

Non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are approximately as follows: sales expenses: $4,286 (2006: $1,790, 2005: $505), community: $269 (2006: $145, 2005: $103), general and administrative:, $2,874 (2006: $1,950, 2005: $1,025), and online services development expenses: $347 (2006: $181, 2005: $315).

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands)

	Year Ended December 31,

	2005	2006	2007

Cash flows from operating activities:
Net income	$13,378	$27,880	$23,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,975	4,678	4,710
Profit on sale of equipment	(12)	(30)	(3)
Accretion of U.S. Treasury strips zero % coupon	(37)	(26)	(15)
Impairment of investment, goodwill and intangible assets	—	—	5,402
Unrealized dividend income on available-for-sale securities	(134)	—	—
Provision for doubtful debts	18	216	444
Non-cash compensation expense	1,948	4,066	7,776
Gain on sale of shares to minority shareholder and interest income thereon	—	(7,906)	—
Cumulative effect of change in accounting principle	—	(251)	—
Income attributable to minority shareholder	1,281	1,909	2,027
Equipment written off	86	2	266
Exchange rate realignment	—	—	730

	20,503	30,538	45,336
Changes in assets and liabilities:
Accounts receivables	(416)	(1,139)	(641)
Receivables from sales representatives	(2,252)	(7,579)	935
Inventory	(116)	(23)	(219)
Prepaid expenses and other current assets	(7,525)	(3,589)	(1,158)
Long term assets	1,279	419	(1,219)
Accounts payable	686	1,320	(1,236)
Accrued liabilities and liabilities for incentive and bonus plans	563	5,578	17
Deferred income and customer prepayments	22,777	10,866	19,237
Tax liability	130	313	(419)

Net cash provided by operating activities	35,629	36,704	60,633

Cash flows from investing activities:
Purchase of property and equipment	(7,338)	(4,876)	(11,291)
Proceeds from sales of equipment	13	30	3
Proceeds from matured bonds	240	200	205
Purchase of intangible assets	—	—	(3,136)
Purchase of available-for-sale securities	(219,518)	(263,463)	—
Proceeds from sale of available-for-sale securities	223,511	251,267	15,834
Net proceeds from sale of shares to minority shareholder, interest received thereon and repurchase of share dividends from minority shareholder	—	2,719	—

Net cash generated from (used in) investing activities	(3,092)	(14,123)	1,615

Cash flows from financing activities:
Proceeds from issue of common shares, net of share issue expenses	38,303	—	—
Amount received towards directors purchase plan	118	359	422

Net cash generated from financing activities	38,421	359	422

Effect of exchange rate changes on cash and cash equivalents	—	—	62
Net increase in cash and cash equivalents	70,958	22,940	62,670
Cash and cash equivalents, beginning of the year	41,195	112,153	135,093

Cash and cash equivalents, end of the year	$112,153	$135,093	$197,825

Supplemental cash flow disclosures:
Income tax paid	$629	$586	$747

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In U.S. Dollars Thousands, Except Number of Shares)

	Common shares

	Number of shares	Amounts	Additional paid in capital	Retained earnings (deficit)	Unearned compensa- tion	Accumu- lated other comprehen- sive income	Total shareholders’ equity

Balance at December 31, 2004	42,392,691	$424	$86,268	$(34,577)	$(6,831)	$239	$45,523
Net income	—	—	—	13,378	—	—	$13,378
Non-cash compensation expense	—	—	3,017	—	—	—	$3,017
Unearned compensation	—	—	—	—	(1,069)	—	$(1,069)
Amount received towards directors - purchase plan	—	—	118	—	—	—	$118
Issuance of shares under directors – purchase plan	7,321	—	—	—	—	—	—
Issuance of common shares, net of share issue expenses	3,993,000	40	38,263	—	—	—	$38,303
Reclassification adjustment for gains, net of losses included in net income, net of income tax of $NIL	—	—	—	—	—	(977)	$(977)
Unrealized gain on available-for-sale securities, net of income tax of $NIL	—	—	—	—	—	948	$948

Balance at December 31, 2005	46,393,012	$464	$127,666	$(21,199)	$(7,900)	$210	$99,241
Transition adjustment on adoption of SAB108 (Note 2 (y))	—	—	1,851	(1,851)	—	—	—

Balance at January 1, 2006 (adjusted)	46,393,012	$464	$129,517	$(23,050)	$(7,900)	$210	$99,241
Net income before cumulative effect of change in accounting principle recorded upon adoption of SFAS No. 123(R)	—	—	—	27,629	—	—	—
Cumulative effect of change in accounting principle recorded upon adoption of SFAS No. 123(R) (Note 2 (x))	—	—	—	251	—	—	—

Net income	—	—	—	27,880	—	—	$27,880
Non-cash compensation expense	—	—	4,066	—	—	—	$4,066
Unearned compensation	—	—	(7,900)	—	7,900	—	—
Amount received towards directors - purchase plan and issuance of shares under the plan	106,480	1	358	—	—	—	$359
Cumulative effect of change in accounting principle recorded upon adoption of SFAS No. 123(R)	—	—	(251)	—	—	—	$(251)
Reclassification adjustment for gains, net of losses included in net income, net of income tax of $NIL	—	—	—	—	—	(309)	$(309)
Unrealized gain on available-for-sale securities, net of income tax of $NIL	—	—	—	—	—	2,665	$2,665

Balance at December 31, 2006	46,499,492	$465	$125,790	$4,830	$—	$2,566	$133,651
Net income	—	—	—	23,999	—	—	$23,999
Non-cash compensation expense	—	—	7,776	—	—	—	$7,776
Cumulative translation differences	—	—	—	—	—	1,411	$1,411
Amount received towards directors – purchase plan and issuance of shares under the plan	72,600	1	421	—	—	—	$422
Reclassification adjustment for gains, net of losses included in net income, net of income tax of $NIL	—	—	—	—	—	(2,566)	$(2,566)

Balance at December 31, 2007	46,572,092	$466	$133,987	$28,829	$—	$1,411	$164,693

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1.	The Company

The Company’s principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Company’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Company launched China Sourcing Fairs exhibitions in 2003. These offer international buyers direct access to China and other Asian manufacturers. The Company’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Company also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources / Global Sources Online and catalog services, re-sells products that are purchased on consignment basis and engages in direct sale of products that are purchased.

2.	Summary of Significant Accounting Policies

(a)	Basis of Consolidation and Presentation

(i)

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and comprise the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated on consolidation.

(ii)

The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective dates of acquisition or up to the effective dates of disposal.

(iii)

The functional currency of the Company and certain subsidiaries is the United States dollar. The functional currencies of other subsidiaries are their respective local currencies. United States dollars are used as the reporting currency as the Company’s operations are global.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

(c)	Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. U.S. Treasury securities with original maturity of three months or less were classified as available-for-sale securities prior to 2007. As the U.S. Treasury securities are backed by U.S. government and are highly liquid and readily convertible to cash, the Company reassessed the presentation of these securities in year 2007 and determined that it is more appropriate to present the U.S. Treasury securities with original maturity of three months or less under cash and cash equivalents. Accordingly, the Company has presented the U.S. Treasury securities with original maturity of three months or less under cash and cash equivalents.

(d)	Available-for-sale Securities

The Company invests its excess cash in readily marketable securities managed by high quality institutions and in government-backed securities such as debt and equity securities. These are classified as available-for-sale securities. Investments classified as available-for-sale securities are carried at market

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

value with any unrealized holding gains and losses, net of related tax effect if any, presented under shareholders’ equity as accumulated other comprehensive income.

Generally the Company holds the securities with specific maturity dates until their maturity but the securities managed by high quality institutions are generally sold on a quarterly basis and proceeds reinvested in similar securities.

The Company records the sales of securities upon their maturity or sale.

As the Company’s objective and intent is not to generate profit from short-term price fluctuations, the Company classified its investments as available-for-sale securities, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debts and Equity Securities”.

Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. Other-than-temporary is determined through the assessment of the Company’s ability and intent to hold the investment, extent and duration of the impairment, and the forecasted recovery of fair value. The cost of securities sold is based on the average cost method.

(e)	Inventory

Inventory of paper is stated at the lower of cost or market value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the paper inventory to the warehouse.

Inventory of the goods purchased for Global Sources Direct Sales is stated at lower of cost or market value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse.

(f)	Property and Equipment

(i)	Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

(ii)	Depreciation on property and equipment is calculated to depreciate their cost on a straight-line basis over their estimated useful lives as follows:

Building	Over the remaining lease period or 50 years whichever is shorter
Fixtures, fittings and office equipment	5 years
Leasehold improvements	5 years
Motor vehicles	5 years
Computer equipment and software	3 years
Reusable trade show booths	2 years

Depreciation of assets acquired under capital leases is included in depreciation expense.

(iii)

Effective January 1, 1999, the Company adopted Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” to account for the costs incurred to develop computer software for internal use. Costs incurred in the preliminary project stage with respect to the development of software for internal use are expensed as incurred; costs incurred during the application development stage are capitalized and are amortized over the estimated useful life of three years upon the commissioning of service of the software. Training and maintenance costs are expensed as incurred. To account for the devel-

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

opment costs related to the products to be sold, leased or otherwise marketed, the Company adopted SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Development costs incurred subsequent to the establishment of the technological feasibility of the product are capitalized. The capitalization ends when the product is available for general release to customers.

The Company expensed $66, $7 and $75 during the years ended December 31, 2005, 2006 and 2007, respectively, for the costs incurred prior to the establishment of the technological feasibility with respect to the development of products.

(g)	Intangible Assets

The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, effective on January 1, 2002, to account for intangible assets.

Intangible assets other than goodwill are carried at cost less accumulated amortization. Intangible assets are generally amortized on a straight-line basis over the useful lives of the respective assets.

Goodwill is carried at cost. Goodwill is not amortized but is subject to an annual test for impairment at the reporting unit level and between annual tests in certain circumstances. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting unit with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting unit using the expected present value of future cash flows. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss, if any.

The net intangible assets as of December 31, 2006 and 2007 was $NIL for both years. The Company recorded amortization of intangible assets amounting to $NIL, $NIL and $35 during the year ended December 31, 2005, 2006 and 2007, respectively. The Company recorded impairment loss on goodwill and intangible assets of $NIL $NIL and $3,101 during the year ended December 31, 2005, 2006 and 2007, respectively. Impairment loss on goodwill and intangible assets of $3,101 during the year ended December 31, 2007 is related to the acquisition of business from Blue Bamboo China Ventures (Note 29).

(h)	Long Term Investments

Long term investments for business and strategic purposes in privately-held companies where such investments are less than 20% of the equity capital of the investees, with no significant influence over the investees, are stated at cost.

Long term investments in companies where such investments are in the range of 20% to 50% of the equity capital of the investees and over whom the Company exercises significant influence, are accounted under the equity method.

Interests in subsidiaries with more than 50% ownership are consolidated and the ownership interests of minority investors are recorded as minority interest.

Long term investments in U.S. Treasury strips zero % coupon, held to maturity are stated at amortized cost. The interest income from investments in U.S. Treasury strips zero% coupon is recognized as it accrues, taking into account the effective yield on the asset.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company’s policy is to regularly review the carrying values of the non-quoted long term investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

(i)	Impairment of Long-lived Assets

The Company reviews the carrying value of its long-lived assets and will recognize an impairment loss whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss, measured based on the difference between the carrying amount of the asset and its fair value, is recognized. There was no impairment of the Company’s property and equipment as of December 31, 2007 and 2006. The impairment charge of the Company’s intangible assets and goodwill recorded in 2007 is discussed in note 29.

(j)	Revenue Recognition

The Company derives its revenues from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, organizing exhibitions and business seminars, commission income from consignment sales and from direct sale of products.

Revenues from advertising in trade magazines and websites are recognized ratably over the period in which the advertisement is displayed. Advertising contracts do not exceed one year. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine / report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Company allocates the total consideration to each unit of accounting on a pro-rata method based on its relative percentage of the total fair value of all units of accounting included in the arrangement.

The Company received license fees and currently receives royalties from licensing its trade and service marks. Revenue from license fees is recognized ratably over the term of the license. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee.

The Company derives income from its direct product sales. Under the direct product sales business model, the revenue is recorded when the right of return has expired after the delivery of the goods to the buyer and the corresponding cost of products purchased is recorded under sales costs. The net amount of shipping costs invoiced to the buyers less the shipping costs paid is reported under revenue.

The Company also derives commission income on the re-sale of products on consignment basis. Under the Consignment Sales business model, the commission income which is the sales proceeds, net of the cost of the purchased products payable to the consigner and the associated direct transaction costs, is recognized upon conclusion of the sale to the buyer.

The Company presents the sales taxes imposed on revenue generating transactions on gross basis, i.e included in revenue and costs. During the year ended December 31, 2005, 2006 and 2007 such taxes recorded were $1,446, $1,172 and $1,924, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(k)	Transactions with Sales Representatives

The Company utilizes sales representatives in various territories to promote the Company’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services the commission expense is recognized when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Company. Included in receivables from these sales representatives are amounts collected on behalf of the Company.

(l)	Advertising Expenses and Magazine Mailing Costs

The event specific advertising and promotion costs incurred for events to be held in future financial years are expensed by the year in which the expenses are incurred. Other advertising and promotion expenses are expensed as incurred. The Company recorded advertising and promotion expenses of $3,612, $7,483 and $7,331 during the years ended December 31, 2005, 2006 and 2007, respectively.

The mailing costs incurred for sending the trade magazines and reports to the readers are included under community costs. The Company recorded such mailing costs of $3,553, $3,535 and $3,783 during the years ended December 31, 2005, 2006 and 2007, respectively.

(m)	Operating Leases

The Company leases certain office facilities under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases are expensed on a straight-line basis over the life of the leases.

In cases where the option to renew is exercised before the original lease agreement expires and the new agreement is signed to extend the lease beyond the expiry date of original agreement, the remaining rental expense as per the original agreement and the total rental as per the new agreement are added up and the resulting total rental expense is apportioned on a straight-line basis starting from the date of signing the new agreement until the expiry date of the new agreement.

(n)	Liabilities for Bonus Plan

Before the commencement of the Equity Compensation Plans as described in Note 23, the Company rewarded its senior management staff based on their performance through long term discretionary bonus awards. These awards were payable in cash generally at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions had been violated. These awards were expensed in the period to which the performance bonus relates.

(o)	Retirement Contributions

The Company operates a number of defined contribution retirement plans. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred.

(p)	Income Taxes

The Company accounts for deferred income taxes using the liability method, under which the expected future tax consequences of temporary differences between the financial reporting and tax basis of its assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is estab-

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

lished for any deferred tax asset when it is more likely than not that the deferred tax asset will not be recovered.

(q)	Minority Interest

In 2000, the Company’s wholly-owned subsidiary, Trade Media Holdings Limited (“TMH”), entered into an agreement with United Business Media B.V. (which subsequently changed its name to United Professional Media B.V.) (“UPM”), to set-up a Barbados corporation (eMedia Asia Ltd.) to provide new technology content, media and e-commerce services to the electronics technology market in Asia.

TMH holds a 60.1% controlling equity interest in eMedia Asia Ltd., and the Company consolidates the results of eMedia Asia Ltd.’s operations.

The remaining 39.9% equity interest in eMedia Asia Ltd. was held by UPM, and as part of obtaining its 39.9% equity interest, UPM committed to pay $6,000 and interest thereon to TMH upon the payment of specified future dividends of eMedia Asia Ltd. (“Loan”). The Loan was secured by a charge in favour of TMH over 199 common shares of eMedia Asia Ltd. held by UPM (“Charge”).

Pursuant to an internal restructuring within UPM’s group, UPM’s 39.9% interest in eMedia Asia Ltd. and associated obligations (including those under the Loan and Charge) were novated and assigned first to UPM’s related company United Information Group B.V. (“UIG”) in September 2003, and then subsequently by UIG to another related company UBM Asia B.V. (“UBM Asia”) in October 2003.

Under the laws of the country of incorporation of eMedia Asia Ltd, a company is not allowed to pay cash dividends as long as it has retained losses. No dividends have been declared by eMedia Asia Limited, and accordingly the Loan was not paid in prior years. Due to the contingent nature of the Loan payment, the Company did not record in its prior years’ balance sheet the Loan receivable of $6,000 due from UPM/UIG/UBM Asia and no interest income was accrued as at December 31, 2005.

eMedia Asia Ltd. had excess reserves of cash as it was not allowed to pay cash dividends. In October 2006, approval of the board of directors and the shareholders of eMedia Asia Ltd. was obtained for distribution of the excess cash in eMedia Asia Ltd. to shareholders of eMedia Asia Ltd., by way of a one-for-one issue of new shares (as share dividends) and then a purchase back by eMedia Asia Limited of those share dividends and a consequent reduction of its share capital.

Pursuant thereto, eMedia Asia Ltd. completed the issuance of 1,000 shares to its shareholders as share dividends, the subsequent purchase of those 1,000 shares (at a price of $13,000 per share) and distribution of the total amount of $13,000 to its shareholders by way of a share purchase dividend, and the reduction of its share capital through the cancellation of those 1,000 purchased shares.

UBM Asia also fully re-paid the Loan principal of $6,000 and the $1,906 interest thereon to TMH. The Loan and Charge were consequently discharged. The Company recorded the $1,906 interest received and the $6,000 principal received as a gain on sale of shares to minority shareholder and interest income thereon during the year ended December 31, 2006 as the contingency was resolved and the full payment was received.

The minority interest of $2,913 and $4,940 as at December 31, 2006 and 2007, respectively, reflects UBM Asia’s proportionate interest in the net book value of eMedia Asia Ltd.

(r)	Foreign Currencies

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the exchange rate at the balance sheet date. All gains and losses arising

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

from foreign currency transactions and remeasurement of foreign currency denominated accounts are included in the determination of net income in the year in which they occur.

The financial statements of the subsidiaries reported in their respective local currencies are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, shareholders’ equity at the historical rates of exchange, and income and expense amounts at the average monthly exchange rates. The cumulative translation differences, where material are recorded under accumulated other comprehensive income. The Company recorded cumulative translation differences of $1,411 during the year ended December 31, 2007 under accumulated other comprehensive income. The cumulative translation differences were not material as of December 31, 2006. The aggregate amount of foreign currency transaction gains and losses recorded by the Company were net losses of $80, $714, and $1,213 during the year ended December 31, 2005, 2006 and 2007, respectively.

(s)	Segment Reporting

Statement of Financial Accounting Standard (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires that companies report separately, in the financial statements, certain financial and descriptive information about operating segment profit or loss, certain specific revenue and expense items, and segment assets. Additionally, companies are required to report information about the revenues derived from their products and services groups, about geographic areas in which the Company earns revenues and holds assets, and about major customers.

The Company identifies its operating segments based on business activities, management responsibility and geographic location. The Company has two reportable segments: online and other media services and exhibitions. The Company has determined these segments based on the business activities whose operating results are reviewed by the Company’s chief operating decision maker, which is the Company’s board of directors to assess their performance and to make decisions about resources to be allocated to each segment.

(t)	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners.

Comprehensive income consists of the following:

	Year Ended December 31,

	2005	2006	2007

Unrealized gain on available-for-sale securities, net of income tax of $NIL	$948	$2,665	$—
Reclassification adjustment for gains, net of losses included in net income, net of income tax of $NIL	$(977)	$(309)	$(2,566)
Cumulative foreign currency translation differences	$—	$—	$1,411
Net income	$13,378	$27,880	$23,999

	$13,349	$30,236	$22,844

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(u)	Basic and Diluted Net Income Per Share

The Company discloses the earnings per share under two-class method, prescribed by SFAS No. 128, “Earnings Per Share” and Emerging Issues Task Force (“EITF”) Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No.128”. The net income has been allocated to non-vested restricted shares under the Company’s stock compensation plans and common shares outstanding during the period in the ratio of respective class of shares to the combined weighted average shares of both the classes.

Basic net income per share is computed by dividing net income allocated to each class of shares by the weighted average number of shares of the respective class of shares outstanding during the period. Diluted net income per share is calculated using the weighted average number of outstanding shares under each class of shares, plus other dilutive potential common shares.

The following table reconciles the number of shares utilized in the net income per share calculations:

	Year Ended December 31,

	2005	2006	2007

Net income before cumulative effect of change in accounting principle	$13,378	$27,629	$23,999
Cumulative effect of change in accounting principle	—	251	—

Net income	$13,378	$27,880	$23,999

Basic net income per common share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.52

Cumulative effect of change in accounting principle	$—	$0.01	$—

Basic net income per common share	$0.29	$0.60	$0.52

Diluted net income per common share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.51

Cumulative effect of change in accounting principle	$—	$0.01	—

Diluted net income per common share	$0.29	$0.60	$0.51

Weighted average common shares used in basic net income per common share calculations	43,710,673	44,692,422	45,000,808

Effect of dilutive shares	54,869	55,740	162,687

Weighted average common shares used in diluted net income per share calculations	43,765,542	44,748,162	45,163,495

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.52

Cumulative effect of change in accounting principle	$—	$0.01	$—

Basic net income per non-vested restricted share	$0.29	$0.60	$0.52

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.29	$0.59	$0.51

Cumulative effect of change in accounting principle	$—	$0.01	$—

Diluted net income per non-vested restricted share	$0.29	$0.60	$0.51

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Weighted average non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,783,351	1,790,150	1,559,748

Effect of dilutive shares	—	—	263,618

Weighted average non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,783,351	1,790,150	1,823,366

Antidilutive share subscriptions	100,000	100,000	—

Antidilutive share subscriptions had exercise prices greater than the average market price during the year.

(v)	Stock Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment”, using the modified prospective application transition method, which requires application of SFAS No. 123(R) for new awards granted after the adoption of SFAS No. 123(R) and for any portion of awards granted prior to the date of adoption that have not vested as of the date of adoption of SFAS No. 123(R).

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost of stock options was measured as the excess, if any, of the fair value of the Company’s stock at the date of the grant over the option exercise price and is charged to operations over the vesting period. Under the SFAS No. 123(R), the compensation cost associated with the stock options is measured at fair value on the grant date and portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods.

The Company’s employee stock compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. As a result, the impact of fair value based accounting under SFAS No. 123(R) is not significantly different from the intrinsic value method under APB No. 25.

Prior to the adoption of SFAS No. 123(R), the Company accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services.” All transactions in which services are received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur. The equity instruments issued to non-employees are within the scope of SFAS No. 123(R), except that such equity instruments should continue to be measured using the measurement guidance of EITF Issue No. 96-18. Thus there are no significant changes required in the accounting treatment of equity instruments issued to non-employees upon the adoption of SFAS No. 123(R).

As of December 31, 2005, there was $7,900 of unearned compensation costs, related to share awards under Employee Equity Compensation Plans to our employees and non-employees. Upon the adoption of SFAS No. 123(R) with effect from January 1, 2006, the unearned compensation costs associated with Employee Equity Compensation Plans at the beginning of the year 2006 were reversed against additional paid in capital.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company recognizes the compensation costs associated with share awards with graded vesting to employees on a straight-line basis over the requisite service period for the entire award.

The Company recognizes the compensation costs associated with share awards to non-employees on an accelerated attribution basis over the requisite service period.

Under SFAS No. 123(R), the Company is required to adjust its compensation cost for pre-vesting forfeitures, i.e. an award that is forfeited prior to vesting. As the share grants to the employees include service conditions, the fair value of the awards is not adjusted subsequent to the grant date. At each reporting date, the Company would estimate the quantity of share grants expected to vest and record the compensation cost for the share grants that are expected to vest.

Prior to the adoption of SFAS No. 123(R), the Company accounted for the shares purchased by the directors under Directors Purchase Plan using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost relating to the shares purchased by the directors was measured as the difference between the quoted market price of the stock at the grant date and the price paid by the directors (exercise price) on the measurement date. Upon adoption of SFAS No. 123(R), the Company has utilized the Black-Scholes option-pricing model (“Black-Scholes model”) for determination of the grant date fair value and the recording of compensation cost associated with the shares purchased by the Directors under the plan.

(w)	Allowance for Doubtful Debts

The Company estimates the collectibility of the accounts receivable based on the analysis of accounts receivable, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate allowance for doubtful debts.

(x)	Change in Accounting Principle

The Company adopted SFAS No. 123 (R), “Share-Based Payment”, effective January 1, 2006. Under SFAS No. 123 (R) the Company is required to adjust its compensation cost for pre-vesting forfeitures i.e. an award that is forfeited prior to vesting. Accordingly, the Company changed its accounting principle with effect from January 1, 2006, with respect to the accounting for forfeitures.

Under the new accounting principle, at each reporting date, the Company estimates the quantity of share grants expected to vest and record the compensation cost for the share grants that are expected to vest.

This change in accounting principle does not have any income tax impact.

(y)	Transition adjustment on adoption of SAB 108

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”) which provides guidance on how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. In 2006, the Company has corrected unadjusted differences (which are not material to each of the individual years in which they occurred) pertaining to the years 2000 to 2005 in the non-cash compensation expenses relating to share awards under its Employee Equity Compensation Plans. These differences arose from the incorrect application of attribution method and in the classification of share awards between employees and non-employees. Accordingly, in 2006, the Company has recorded the prior years’ cumulative non-cash compensation expenses of $1,851 against the Company’s opening retained earnings for the year ended

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

December 31, 2006 and the corresponding credit is taken to additional paid in capital in accordance with SAB 108. There is no income tax impact resulting from this adjustment.

(z)	Recent Accounting Pronouncements

In March 2006, the EITF reached a consensus on Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF 06-3 provides guidance on presentation of any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer. As per EITF 06-3, the presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of taxes in interim and annual financial statements for each period for which income statement is presented if these amounts are significant. The EITF 06-3 guidance is applicable to financial reports for interim and annual reporting periods beginning after December 15, 2006. The Company adopted EITF 06-3 guidance with effect from January 1, 2007. The Company is presenting the taxes on gross basis, i.e. included in revenues and costs.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 with effect from January 1, 2007 and the adoption this interpretation does not have any material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Standard defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. As required under SFAS No. 157, the statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except that the Statement shall be applied retrospectively to certain financial instruments as of the beginning of the fiscal year in which this Statement is initially applied (a limited form of retrospective application). However in February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair values in the financial statements on a recurring basis. This FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008. The Company will adopt SFAS No. 157 from January 1, 2008 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2. The Company is currently evaluating whether the partial adoption of SFAS No. 157 has any impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal year beginning after November 15, 2007. The Company is currently evaluating whether the adoption of SFAS No. 159 has any impact on its consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In December 2007, the FASB issued SFAS No. 160, “Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements - an amendment of ARB No.51”. SFAS No. 160 establishes accounting and reporting requirements for ownership interests in subsidiaries held by parties other than parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal year beginning after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS No. 160 has any impact on its consolidated financial statements.

3.	Available-for-sale Securities

	At December 31,

	2006			2007

	Cost	Unreal- ized hold- ing gain	Fair value	Cost	Unreal- ized hold- ing gain	Fair value

Equity securities	$12,237	$2,265	$14,503	$—	$—	$—
Other securities	5,898	301	6,199	—	—	—

	$18,135	$2,566	$20,702	$—	$—	$—

          The gross realized gains and losses from the sale of available-for-sale securities were as follows:

	Year Ended December 31,

	2005	2006	2007

Gross realized gains	$1,011	$309	$3,392
Gross realized losses	(34)	—	(2,301)

	$977	$309	$1,091

The Company recorded dividend income derived from the available-for-sale securities of $320, $1,893 and $NIL during the year ended December 31, 2005, 2006 and 2007, respectively. The Company recorded interest income derived form available-for-sale securities of $10, $NIL and $NIL during the year ended December 31, 2005, 2006 and 2007, respectively.

4.	Current Assets

	At December 31,

	2006	2007

Accounts receivable:
Gross trade receivables	$7,148	$7,399
Less: Allowance for doubtful debts	(680)	(734)

	$6,468	$6,665

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

          Movements in allowance for doubtful debts:

	Year Ended December 31,

	2005	2006	2007

Balance at beginning of year	$1,028	$652	$680
Provision during the year	18	216	444
Write-off during the year	(394)	(188)	(390)

Balance at end of year	$652	$680	$734

	At December 31,

	2006	2007

Prepaid expenses and other current assets:
Unsecured employee loans and other debtors	$127	$42
Prepaid expenses	870	838
Deferred expenses – short term	10,834	11,664
Other current assets	2,343	2,789

	$14,174	$15,333

5.       Property and Equipment, net

	At December 31,

	2006	2007

Building	$19,384	$27,012
Capital work-in-progress	985	501
Leasehold improvements	8,649	10,147
Motor vehicles	266	176
Computer equipment, software, fixtures, fittings and office equipment	20,113	22,877
Reusable trade show booths	191	228
Software development costs	3,832	3,893

Property and equipment, at cost	53,420	64,834
Less: Accumulated depreciation	(25,046)	(29,482)

	$28,374	$35,352

Depreciation expense for the years ended December 31, 2005, 2006 and 2007 was $2,640, $3,428 and $4,517 respectively and the amortization of software costs for the years ended December 31, 2005, 2006 and 2007 was $1,335, $1,250 and $158 respectively. The accumulated amortization of software costs as of December 31, 2006 and 2007 was $3,530 and $3,724 respectively.

During 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $311, $414 and $414 during the year 2005, 2006 and 2007, respectively.

During 2007, the Company purchased approximately 1,939.38 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building, which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $123 during 2007.

6.	Long-term Investments and Bonds Held to Maturity

(i)

As at December 31, 2007, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investee. The investment is shown under long term investments in the consolidated balance sheets.

The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

The net carrying value of the long term investment as at December 31, 2006 and 2007 was $100. The Company will continue to evaluate this investment for impairment.

	(ii)	U.S. Treasury strips zero% coupon

	At December 31,

	2006	2007

The amortized cost classified by date of contractual maturity is as follows:
Due within one year	$195	$99
Due after one year through five years	94	—

	$289	$99

	At December 31,

	2006	2007

The fair value based on the market price, classified by date of contractual maturity is as follows:
Due within one year	$196	$100
Due after one year through five years	95	—

	$291	$100

	At December 31,

	2006	2007

Gross unrealized holding gains	$2	$1

Proceeds from the matured U.S. Treasury strips zero % coupons during the years ended December 31, 2005, 2006 and 2007 were $240, $200 and $205 respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

7.	Other Assets

	At December 31,

	2006	2007

Employee housing loans	$184	$154
Club memberships	418	272
Deferred expenses – exhibitions – long term	750	1,090
Rental, utility and other deposits	210	1,265

	$1,562	$2,781

8.	Current Liabilities

	At December 31,

	2006	2007

Deferred income and customer prepayments:
Advertising	$34,627	$43,896
Exhibitions, subscription and others	27,409	34,245

	$62,036	$78,141

	At December 31,

	2006	2007

Accrued liabilities:
Salaries, wages and commissions	$2,062	$1,940
Retirement contribution plans	665	769
Current portion of liabilities for incentive and bonus plans	1,399	1,474
Printing, paper and bulk mailing cost	958	1,167
Sales commissions and fees to third parties	4,337	3,867
Others	3,006	3,329

	$12,427	$12,546

9.	Liabilities for Incentive and Bonus Plans

	At December 31,

	2006	2007

Liability for long term discretionary bonus plan	$102	$—

10.	Deferred Income and Customer Prepayments – Long Term

	At December 31,

	2006	2007

Exhibitions	$1,802	$4,934

11.	Related Party Transactions

The Company has extended loans to some of its employees to finance their purchase or lease of residences. The loans for the purchase of a residence are secured by the subject residence, bear interest at a

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

rate of LIBOR plus 2% to 3% per annum, generally have a term of ten years and become due and payable immediately under certain circumstances, including their termination of employment with the Company. The loans for the lease of a residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months. Loans due from employees for purchase of residences were $184 and $154 as of December 31, 2006 and 2007, respectively. Loans due from employees for lease of residences were $31 and $39 as of December 31, 2006 and 2007, respectively. There were no other loans due from the Company’s directors and executive officers as at December 31, 2006 and 2007. Other temporary advances to staff, which are generally repayable within twelve months, were $96 and $3 as of December 31, 2006 and 2007, respectively.

12.	Liabilities for Incentive and Bonus Plans

Before the commencement of the Equity Compensation Plans (Note 23), the Company rewarded its senior management staff based on their current performance through long term discretionary bonus awards. These awards are payable approximately at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions have been violated. The Company did not incur any expenses related to these awards during the years ended December 31, 2005, 2006 and 2007. The required funds were set aside for payment of the discretionary bonuses by purchasing U.S. Treasury strips zero% coupons maturing in either five or ten years. These investments are held until maturity and the proceeds are used for payment of the discretionary bonuses.

Certain sales representatives of the Company are eligible for incentive awards under plans administered by the Company. Costs incurred related to incentive awards under plans administered by the Company for the years ended December 31, 2005, 2006 and 2007 were $126, $317 and $306 respectively.

13.	Retirement Contribution Plans

The Company operates a number of defined contribution retirement plans. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans.

The two principal defined contribution retirement plans are plans where employees are not required to make contributions. One of these two plans is separately administered by an independent trustee and the plan assets are held independent of the Company. The other one is not independently administered and the Company’s liabilities as of December 31, 2006 and 2007 were $641 and $719, respectively.

The Company incurred costs of $1,166, $1,213 and $1,306 with respect to the retirement plans in the years ended December 31, 2005, 2006 and 2007, respectively.

14.	Income Taxes

The Company and certain of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Certain of the Company’s subsidiaries operate in Hong Kong SAR, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. Also, the Company is subject to withholding taxes for revenues earned in certain other countries.

Income before income taxes consists of:

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,

	2005	2006	2007

Cayman Islands	$12,828	$27,494	$19,579
Foreign	2,590	2,943	6,775

	$15,418	$30,437	$26,354

The provision for income taxes consists of:

	Year Ended December 31,

	2005	2006	2007

Current tax expense:
Cayman Islands	$—	$—	$—
Foreign	650	932	690
Deferred tax expense:
Cayman Islands	—	—	—
Foreign	109	(33)	(362)

Total provision	$759	$899	$328

The provision for income taxes for the years ended December 31, 2005, 2006 and 2007 differed from the amount computed by applying the statutory income tax rate of 0% as follows:

	Year Ended December 31,

	2005	2006	2007

Income taxes at statutory rate	$—	$—	$—
Foreign income and revenues taxed at higher rates	759	899	369
Impact of change in enacted tax rates	—	—	(41)

Total	$759	$899	$328

Effective tax rate	4.92%	2.95%	1.24%

Deferred tax assets consist of the following:

	Year Ended December 31,

	2006	2007

		Long Term	Short Term

Deductible temporary differences	$—	$196	$46
Net operating loss carry forwards	$5,961	$6,144	$36
Less: valuation allowance	$(5,961)	$(6,144)	$(36)

Deferred tax assets	$—	$196	$46

The Company recorded a full valuation allowance for the deferred tax assets relating to net operating loss carry forwards due to the uncertainty as to their ultimate realization. The net change in valuation allowance for the years ended December 31, 2005, 2006 and 2007 was a decrease (increase) of approximately $39, $1,410 and $(219) respectively, resulting primarily from net operating losses incurred, expiry of operating losses carry forward and profits made by some of the subsidiaries during the respective years.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

As of December 31, 2007 and 2006, a United States subsidiary had net operating loss carry forwards of approximately $16,861 and $16,982 respectively. These losses, which expire in year 2020, can be utilized to reduce future taxable income of the subsidiary subject to compliance with the taxation legislation and regulations in the relevant jurisdiction.

The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057.

The Company recognized a deferred tax liability of $403 and $283 as at December 31, 2006 and 2007, respectively, which primarily arose from the temporary differences between the financial reporting and the tax bases of property and equipment in one of the subsidiaries of the Company.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The total amount of unrecognized tax benefits as of January 1, 2007 and December 31, 2007 were not material. As a result of the implementation of FIN 48, the Company did not recognize an increase in the liability for unrecognized tax benefits and no retained earnings adjustment was recorded as of January 1, 2007.

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are no ongoing examinations by taxing authorities as of December 31, 2007. These subsidiaries’ tax returns mainly for years 2006 and 2007 remain open in various local tax jurisdictions.

The Company’s policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. During the year ended December 31, 2007, the Company did not record any interest or penalty relating to uncertain tax positions.

15.	Share Capital

On February 28, 2006 and 2007, the Company issued 106,480 and 72,600 common shares, respectively, under the Directors Purchase Plan. During 2006 the Company increased its authorized share capital form 50,000,000 common shares of $0.01 par value to 75,000,000 common shares of $0.01 par value. The authorized share capital of the Company as at December 31, 2006 and 2007 is 75,000,000 common shares of $0.01 par value. As at December 31, 2006 and 2007, the Company has 46,499,492 and 46,572,092 common shares issued and outstanding, respectively.

16.	Fair Value of Financial Instruments

The carrying amounts of the Company’s cash equivalents, accounts receivable, receivables from sales representatives, unsecured employee loans and other debtors, accounts payable and accrued liabilities approximate fair value due to their short maturities. The fair value of available-for-sale securities is disclosed in Note 3. The carrying amount and market value of long term investments are discussed in Note 6.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

17.	Concentration of Credit Risk and Other Risks

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of investment in checking and money market accounts, available-for-sale securities, investment in U.S. Treasury strips zero% coupon, accounts receivable and receivables from sales representatives. The Company maintains checking, money market accounts and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains reserves for credit losses where necessary. No customer accounted for more than 10% of the Company’s revenues for each of the years ended December 31, 2005, 2006 and 2007. No customer accounted for more than 10% of the accounts receivable as of December 31, 2006 and 2007.

In 2007, the Company derived 69% of its revenue from online and other media services. The Company expects that a majority of its future revenue will continue to be generated from online and other media services. Market competition from other service providers could negatively impact the revenue.

In 2007, the Company derived approximately 94% of its revenue from customers in Asia. The Company expects that a majority of its future revenue will continue to be generated from customers in this region. Future political or economic instability in Asia could negatively impact the business.

18.	Operating Leases

The Company leases office facilities under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term. During the years ended December 31, 2005, 2006 and 2007, the Company’s operating lease rental and building management services expenses were $1,409, $1,185 and $1,305 respectively. The estimated future minimum lease rental payments under non-cancelable operating leases as of December 31, 2007 are as follows:

Year Ending December 31,	Operating Leases

2008	$645
2009 onwards	—

$645

19.	Segment and Geographic Information

The Company has two reportable segments: online and other media services and exhibitions. Revenues by geographic location are based on the location of the customer.

(a)	Segment Information

	Year Ended December 31,

	2005	2006	2007

Revenue:
Online and other media services (Note (a))	$97,062	$113,097	$125,818
Exhibitions	14,300	42,122	51,608
Miscellaneous	832	1,262	4,633

Consolidated	$112,194	$156,481	$182,059

Miscellaneous revenue consists mainly of technical services fee income, rental income, commission income from consignment sales and for 2007 also includes revenue from resale of products purchased.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Revenue from barter transactions was $1,366, $1,268 and $1,617 during the years ended December 31, 2005, 2006 and 2007, respectively. Similarly the expenses from barter transactions were $1,142, $1,365 and $1,320 during the years ended December 31, 2005, 2006 and 2007, respectively.

	Year Ended December 31,

	2005	2006	2007

Income/(Loss) from Operations:
Online and other media services	$13,460	$21,936	$22,341
Exhibitions	(1,258)	(3,752)	(193)
Miscellaneous	695	(76)	834

Consolidated	$12,897	$18,108	$22,982

	At December 31,

	2006	2007

Identifiable Assets:
Online and other media services	$151,926	$180,499
Exhibitions	67,182	84,762
Miscellaneous	1,781	6,547

Consolidated	$220,889	$271,808

Note: (a) Online and other media services consist of:

	Year Ended December 31,

	2005	2006	2007

Online services	$53,829	$64,396	$75,919
Print services	43,233	48,701	49,899

	$97,062	$113,097	$125,818

(b)	Foreign Operations

	Year Ended December 31,

	2005	2006	2007

Revenue:
Asia	$104,746	$146,315	$171,621
United States	6,175	7,610	8,596
Europe	679	1,571	242
Others	594	985	1,600

Consolidated	$112,194	$156,481	$182,059

	At December 31,

	2006	2007

Long-Lived Assets:
Asia	$30,030	$38,429
United States	6	—

Consolidated	$30,036	$38,429

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20.	Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and claims will have a material adverse effect on the Company’s consolidated financial position and results of operations.

21.	Capital Commitments

The commitments as at December 31, 2007 for purchase of computers and for the development of software amounted to $350. The capital commitments as at December 31, 2006 were $1,427 for leasehold improvements, purchase of software and for the development of software.

22.	Restricted Share Award Plan

On February 4, 2000, the Company established a restricted share award plan for the benefit of its chairman and chief executive officer in recognition of services to the Company. In conjunction with the restricted share award plan, the former parent company assigned 6,455,283 common shares of the Company, representing a 16% equity interest in the Company to the Company. The Company then awarded these shares to its chairman and chief executive officer. The chairman and chief executive officer’s entitlement to 806,913 of these shares is subject to an employment agreement with one of the Company’s United States subsidiaries and entitlement to such shares vested immediately. The chairman and chief executive officer’s entitlement to the remaining 5,648,370 shares is subject to employment, non-compete and vesting terms under an employment agreement with one of the Company’s United States subsidiaries. The 5,648,370 shares were to vest ratably over 10 years, 10% each year on each anniversary date from the grant date. However, effective August 30, 2000, the Company’s Board of Directors approved the accelerated vesting of all the restricted shares granted to the chairman and chief executive officer resulting in immediate vesting of all the shares. The Company recorded a total of $64,000 in non-cash compensation expense associated with these awards in the year ended December 31, 2000. At the modification date and subsequently the Company, based on historical evidence and the Company’s forecast of future employee separations, estimated that the chairman and chief executive officer will not terminate employment and appointment as director prior to the date that vesting in the shares would have occurred absent the modification. Therefore, the Company has estimated that additional compensation expense to be recognized as a result of the modification is $NIL. Should actual results differ from this estimate, adjustment in future reporting periods will be required.

23.	Equity Compensation Plans

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Trust (Bermuda) Ltd (previously known as “Harrington Trust Limited”) (the “Bermuda Trustee”). The Bermuda Trustee in the exercise of its power under the Declaration of Trust may be directed by the plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company assigned 3,667,774 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Pursuant to a Declaration of Trust dated November 28, 2006 by Appleby Trust, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by Appleby Trust as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below. As of December 31, 2007, no shares have been contributed by the Company to the 2007 Trust. In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The plan committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

Eligible employees, directors and consultants under ECP I are entitled to purchase common shares of Global Sources Ltd. at a price determined by the plan committee at the time of the grant. The exercise price of these options may be below the fair market value of the Company’s common shares. The plan committee determines who will receive, and the terms of, the options.

Optionees may pay for common shares purchased upon exercise of options in the manner determined by the plan committee at the time of grant.

Eligible employees, directors and consultants under ECP II were entitled to purchase common shares of Global Sources Ltd. at an exercise price determined by the plan committee at the time of the grant. There are two types of options under this plan. The exercise price of both of these options were below the fair market value of the Company’s common shares at that time. The plan committee determines who will receive, and the terms of, the options. Employees could decide whether to exercise the options for a period of 95 days ending June 29, 2000. All the options granted were exercised. Optionees were able to pay for common shares purchased upon exercise of options by check to the Trust. Payment has been made to the Trust. Entitlement of the employees, directors and consultants to these common shares is subject to employment and vesting terms.

Eligible employees, directors and consultants under ECP III were awarded a defined amount of compensation payable in Global Sources Ltd. common shares, the number of which were determined by dividing the amount of compensation awarded by an amount determined by the plan committee prior to the Share Exchange.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of consultants to these common shares is subject to continued services provided by the consultants and vesting terms.

The non-cash compensation expense associated with awards in accordance with APB No. 25 and SFAS No. 123, under ECP II and ECP III of approximately $2,567 and $2,148, respectively, were recognized over the three year vesting term from the respective award dates.

Eligible employees, directors and consultants under ECP IV are awarded a defined amount of compensation payable in Global Sources Ltd. common shares, the number of which is determined by the plan committee periodically.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of consultants of these common shares is subject to continued services provided by the consultants and vesting terms.

Eligible employees, directors and consultants under ECP V were awarded a one-time grant of shares, the number of which was determined by the plan committee.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of consultants to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP IV and ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP and ECP V on various dates.

The non-cash compensation expenses associated with the above awards in accordance with SFAS No. 123(R), under ECP IV and ECP V of approximately $2,981 and $3,758, respectively, are recognized over the five year vesting term from the respective award dates.

Eligible employees, directors and consultants under ECP VI are awarded a one-time grant of Global Sources Ltd. common shares, the number of which is determined by the plan committee.

Entitlement of the employees, directors and consultants to these common shares is subject to non-compete and vesting terms.

The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently. The non-cash compensation expenses associated with the awards in accordance with SFAS No. 123(R), under ECP VI totaling approximately $1,688 are recognized over the five year vesting term from the respective award dates.

Eligible employees, directors and consultants under ECP VII are awarded a grant of a defined number of Global Sources Ltd. common shares, the number of which is determined by the plan committee periodically. Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of consultants to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards in accordance with SFAS No. 123(R), under ECP VII of approximately $17,707 are recognized over the six years vesting term from the respective award dates.

A new equity compensation plan, known as “The Global Sources Equity Compensation (2007) Master Plan” (“ECP 2007 Master Plan”) was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The employees, directors and consultants of the Company are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the ECP 2007 Plan Committee, who are authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the ECP 2007 Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and to determine the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur. The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007. The non-cash compensation expenses associated with the awards of approximately $6,431 are recognized over the six year vesting term of the award.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees, directors or consultants for at least five years, who retire “in good standing” (as determined by the ECP 2007 Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The ECP 2007 Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing”. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur. The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007. The non-cash compensation expenses associated with the awards of approximately $222 are recognized over the five year vesting term of the award.

The Company expensed $1,875, $4,000 and $7,753 in non-cash compensation costs associated with the awards under the above ECP plans in the years ended December 31, 2005, 2006 and 2007, respectively. As of December 31, 2007, there was $11,731 of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, which is expected to be recognized over the next six years.

The Company’s non-vested shares as of December 31, 2007 and changes during the year ended December 31, 2007 were as follows:

	ECP V Grant Plan		ECP VI Grant Plan		ECP VII Grant Plan		The Global Sources Share Grant Award Plan		The Global Sources Reten- tion Share Grant Plan

	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value

Non-vested at January 1, 2007	19,326	$4.02	33,302	$6.71	1,608,124	$6.06	—	—	—	—
Granted	36,630	$16.13	—	—	—	—	396,464	$14.15	7,850	$21.16
Vested	(25,553)	$6.97	(11,473)	$5.75	(205,169)	$4.87	—	—	—	—
Forfeited	—	—	—	—	(20,946)	$6.07	(6,182)	$13.23	—	—

Non-vested at December 31, 2007	30,403	$16.13	21,829	$7.22	1,382,009	$6.23	390,282	$14.16	7,850	$21.16

The total fair value of shares vested during the years ended December 31, 2005, 2006 and 2007 were as follows:

Year ended December 31,	ECP IV Grant Plan	ECP VI Grant Plan	ECP VI Grant Plan	ECP VII Grant Plan	Total

2005	$940	$424	$224	$590	$2,178
2006	$1,024	$586	$324	$946	$2,880
2007	$—	$436	$167	$3,030	$3,633

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Directors Purchase Plan

A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by the shareholders of the Company. Each eligible Director was entitled to an option to purchase up to 20,000 common shares at a price established at year end.

The option was exercisable before the end of each February following the year end at which the option price was established. The non-employee Directors have the right to decline all or part of the award, which is non-transferable.

For grants attributable to the 2001 year, the option price was fifteen percent less than the average closing price of the shares for the last five trading days of the previous calendar year. The award vested over four years with one quarter of the shares vesting each year. Full payment was required upon exercising the option. Upon resignation of an eligible Director, all unvested shares would be forfeited and the option price received for the forfeited unvested shares would be refunded.

On November 1, 2001, the terms of the plan for prospective grants were amended to require only 15% of the exercise price, to be paid upon exercise date and that the resignation of a director following his or her exercise of the Grant of Options and payment of the Option Price would no longer result in a forfeiture of the subscribed shares. The exercise price is the average closing price of the shares for the last five trading days of the previous calendar year. The balance of 85% must be paid on or before the end of the holding period, which is four years. The ownership of the awards will transfer after four years.

On February 27, 2002, the terms of the plan for prospective grants were amended to require only 10% of the exercise price to be paid upon exercise date. The balance of 90% must be paid on or before the end of the holding period. There were no other changes to the terms of the plan.

On May 8, 2003, shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee Directors to participate prospectively in the plan. The plan was renamed as Directors Purchase Plan by the Board of Directors on August 14, 2003. Directors purchasing the shares under the plan pay 10% of the purchase price, which is the average closing price of the shares for the last five trading days of the previous calendar year, on or before 28th day of February of the year, with the balance of 90% payable by the end of the four year period from that day and the shares will be issued thereafter. The resignation of a Director following his or her purchase of the shares and payment of the 10% initial installment shall not cause a forfeiture of the purchased shares, however, failure to pay the 90% balance of the purchase price before the end of the holding period will result in the 10% deposit being forfeited and all rights under the purchase plan and the issuance of shares to automatically lapse and expire and the shares will not be issued.

On November 7, 2006 the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 530,000 common shares to be issued under the Directors Purchase Plan (as of November 5, 2005).

All the monies received under the Director Purchase Plan are credited to additional paid in capital upon receipt. Upon issuance of shares under the plan, the par value of the issued shares is transferred from additional paid in capital to common share capital.

A summary of share option activity under Directors Purchase Plan during the year ended December 31, 2007 was as follows:

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Shares	Weighted average exercise price

Outstanding at January 1, 2007	—	—
Granted	140,000	17.198
Exercised	90,000	17.198
Forfeited	—	—
Expired	50,000	17.198
Outstanding at December 31, 2007	—	—
Exercisable at December 31, 2007	—	—

25.	Credit Facilities

The Company holds a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to the Company’s suppliers. This facility has a maximum limit of $577. As at December 31, 2007, the unutilized amount under this facility was approximately $509. Hongkong and Shanghai Banking Corporation Limited has also provided guarantees on behalf of the Company to the Company’s suppliers. As at December 31, 2007, such guarantees amounted to $3.

26.	Other Commitments

The Company has entered into a number of licence agreements during the year 2004 for its exhibition events amounting to $29,730 including fee increases for year 2007 and 2008, in payments over five (5) years. The agreements are cancelable under Force Majeure conditions, and with the consent of the other party but may be subject to a payment penalty. As of December 31, 2007 the amount paid under these agreements was $23,514. The amount paid is expensed when the related events are held. Subsequently, in March 2007, the Company entered into a number of venue license agreements for its exhibition events amounting to $44,396 in payments over five and a half years. The agreements are cancelable under Force Majeure conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2007, approximately $1,078 was paid under these agreements.

The Company also entered into several agreements for the event specific promotion of exhibition events amounting to $3,978 in payments over four years. The amount paid under these agreements as of December 31, 2007 was $3,181.

In August 2005, one of the Company’s subsidiaries, eMedia Asia Limited (“eMedia”) entered into an agreement with Penton Media Inc, (“Penton”) to publish and distribute, in certain Asian territories, local language editions of Penton’s “Electronic Design” publication, relating to the electronic design industry. The first such edition to be launched was a simplified Chinese edition in mainland China entitled “Electronic Design-China”, the online website of which was launched in January 2006, and the first monthly issue of which was launched in March 2006. Under the agreement eMedia pays Penton forty per cent of the net after-tax profits of the business and also an annual content license fee for usage of Penton’s editorial material.

27.	Bonus Shares

On March 5, 2007, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholders of record on March 16, 2007 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus share issue was distributed on April 16, 2007. In addition, the Company has reclassified $38 and $38 from additional paid in capital to common share capital as of December 31, 2006 and 2007, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

28.	Shares of HC International, Inc.

HC International Inc. (“HC International”) is a company listed on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited. In the year 2006, Trade Media Holdings Limited (“TMHL”), a wholly-owned subsidiary of the Company, entered into an agreement (“Sale and Purchase Agreement”) with IDG Technology Venture Investment, Inc. (“IDGVC”) for, and completed, the purchase from IDGVC of 47,858,000 HC International shares (representing an approximate 9.77% equity interest in HC International as of September 30, 2007), at a consideration of approximately $9,875, which was subject to an adjustment (“Price Adjustment”) if and when HC International achieved a certain benchmark with reference to the HC International group’s performance (“Performance Benchmark”) or upon completion of the sale and purchase of the Option HC Shares (as defined below).

The Company announced, via a press release dated March 19, 2007, that the Performance Benchmark referred to above has not been met, and that accordingly, TMHL would not be required to make the Price Adjustment referred to above under the condition relating to the Performance Benchmark.

TMHL also entered into a call options deed with IDGVC, Guo Fansheng (“Guo”) and others (which include certain members of the senior management of HC International) (“Option Grantors”), under which the Option Grantors granted to TMHL (i) a right, exercisable within 12 months from June 21, 2006 (the date of completion of the Sale and Purchase Agreement) (“Option Period”), to purchase all (but not in part only) of the 167,722,814 HC International shares owned by the respective Option Grantors and any HC International shares that may be issued by HC International to certain directors of HC International if the options granted in accordance with the share option schemes of HC International (amounting to an aggregate of 4,185,320 HC International shares) are exercised, which together represent a maximum of approximately 35.11% of the total issued share capital of HC International as of September 30, 2007 (“Option HC Shares”), at an exercise price of approximately $0.2896 per Option HC Share; and (ii) an undertaking to accept any offer for the Option HC Shares at a price of not less than approximately $0.2896 per Option HC Share, during the Option Period.

In addition, TMHL also entered into a call option deed with Huicong Construction Co., Ltd. (“Huicong Construction”), in which Guo has an 80% equity interest, under which Huicong Construction granted to TMHL a right, exercisable within the Option Period, to purchase (or to nominate a subsidiary of TMHL to purchase) Huicong Construction’s entire 18% equity interest in Beijing Huicong International Information Co., Ltd. (“Beijing Huicong”), an 82% indirect subsidiary of HC International (“Beijing Huicong Option”), at an aggregate exercise price of approximately $31,916.

The Company announced, via a press release dated June 17, 2007, that TMHL would not be exercising the HC Options and the Beijing Huicong Option (collectively, the “Options”). Both Options subsequently lapsed and expired at the end of the Option Period, without being exercised by TMHL.

In the last quarter of 2007, the Company announced, via a press release dated December 10, 2007, that the Company and TMHL had entered into an agreement with IDG Technology Venture Investment III, L.P. (“IDGTVI III”) to sell all its and TMHL’s equity interests in HC International (amounting to 62,652,000 HC International shares) to IDGTVI III, at a sale consideration of approximately $0.1968 per HC International share. The sale was subsequently completed on December 18, 2007, as announced in the Company’s press release dated December 18, 2007.

On August 1, 2006 HC International appointed the Company’s Chief Operating Officer, John Craig Pepples (“Pepples”), as a non-executive director on the board of directors of HC International. However upon completion of the afore-mentioned sale of all of its and TMHL’s equity interests in HC International, Pepples resigned from the board of directors of HC International, as announced in the Company’s press release dated December 18, 2007.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

As the fair value of this investment as of June 30, 2007 is less than the cost, the Company’s management evaluated the investment in HC International as of June 30, 2007 for impairment and concluded that the impairment was other-than-temporary impairment. As per the Company’s accounting policy, declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. Accordingly the unrealized loss of approximately $2,301 on the HC International investment was recorded in the income statement as of June 30, 2007.

Pursuant to IDGVC’s indemnification obligations under the Sale and Purchase Agreement, TMHL received approximately $455 from IDGVC during the second quarter ended June 30, 2007. This amount was recorded in the income statement.

The approximate amount of $1,846, being the net amount of the approximately $2,301 impairment loss and the approximately $455 receipt mentioned above, is reflected under the item “Loss on Investment, net” in the income statement for the year ended December 31, 2007.

During the fourth quarter of 2007, the Company and TMHL sold all the 62,652,000 HC International shares held by it and TMHL to IDGTVI III, at approximately $0.1968 per HC International share and recorded a gain of approximately $2,361, which is included under “Gain on sale of available-for-sale securities” in the income statement for the year ended December 31, 2007.

29.	Business Acquisition

On August 16, 2007, Trade Media Holdings Limited (“TMHL”), a wholly owned subsidiary of the Company and Blue Bamboo China Ventures (“BBCV”) an exempted company incorporated in Cayman Islands entered into a Sales and Purchase Agreement (“S&P”) with BBCV, in which TMHL will purchase certain intellectual property rights and other related intangible assets (the “Acquired Assets”) of BBCV. The S&P was duly completed on September 12, 2007. BBCV is an online media company that built a network of four websites that provide information about home renovation, overseas study, weddings and parenting to urban Chinese consumers. This acquisition was made in line with the Company’s strategy to expand its domestic China initiatives.

The Company recorded this transaction as a business acquisition in accordance with SFAS No.141. The total purchase consideration was $3,136, of which approximately $1,364 was paid to BBCV on the completion date, approximately $1,636 was placed in an escrow account with an appointed escrow agent and the balance $136 was the direct transaction costs. The escrow amount will be released to BBCV within one year of the completion date, subject to terms and conditions stipulated in the S&P.

The allocation of purchase consideration to the assets acquired based on their fair values was as follows:

Amount

Website intangibles	$588
Goodwill	$2,548

Total	$3,136

The intangible assets have a useful life of five years. The Company recorded $35 amortization costs on the website intangible assets in its income statement for the year ended December 31, 2007. The goodwill was assigned to the Blue Bamboo reporting unit.

Subsequent to the acquisition, the Company realigned its business strategy to focus on the development of its other Global Sources domestic B2B China initiatives such as Elegant Living Online and Electronic Supply & Manufacturing – China Online and has terminated its plans to launch Blue Bamboo websites.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Due to this change in business strategy, the Company no longer has any plans to launch the newly acquired business. Hence, the Company performed an impairment assessment of the Blue Bamboo website intangibles and goodwill and determined that the carrying values of website intangibles of $553 and goodwill of $2,548 were fully impaired and recorded an impairment charge of $3,101 in its financial statements for the year ended December 31, 2007. This impairment charge of $3,101 is assigned to online and other media services segment.

30.	Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation. In the prior years the Company presented U.S. Treasury securities under available-for-sale securities. As the U.S. Treasury securities are backed by U.S. government and are highly liquid and readily convertible to cash, the Company reassessed the presentation of these securities in year 2007 and determined that it is more appropriate to present the U.S. Treasury securities with original maturity of three months or less under cash and cash equivalents. Accordingly, the Company has presented the U.S. Treasury securities with original maturity of three months or less under cash and cash equivalents and in addition, such securities for prior years have been reclassified to cash and cash equivalents to conform to the current year presentation.

31.	Post Balance Sheet Events

On December 20, 2007, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholders of record on January 1, 2008 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus shares have been distributed on or about February 1, 2008. All common shares and per share amounts in the consolidated financial statements and related notes have been retroactively adjusted to reflect the one for ten bonus share issue for all periods presented. In addition, the Company has reclassified $42 and $42 from additional paid in capital to common share capital as of December 31, 2006 and 2007, respectively.

On February 4, 2008 the Company’s board of directors has authorized a program to buyback up to $50,000 of common shares. The Company intends, from time to time, as business conditions warrant, to purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at its discretion. The timing and amount of any buyback of shares will be determined by the Company based on its evaluation of market conditions and other factors. As of April 17, 2008, the Company has not bought back any of its shares.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, Management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2007, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

-

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and

-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2007 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.”

Based on our evaluation under the framework in “Internal Control — Integrated Framework”, our Management concluded that our internal control over financial reporting was effective as of December 31, 2007.

Our independent registered public accountants, Ernst & Young, have issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

Global Sources’ milestones

1971	Asian Sources magazine launched
1985	First magazine for China market launched
1995	Global Sources Online launched
2000	Introduced Private Supplier Catalogs
Publicly listed on NASDAQ with ticker as GSOL
2001	Strategic alliance with WorldWide Retail Exchange (now Agentrics)
formed
2003	First China Sourcing Fairs launched in Shanghai
2005	China Sourcing Fairs launched in Hong Kong
2006	Buyers representing US$700 billion in annual sales attended
Private Sourcing Events
2007	China Sourcing Fairs debuted in the Middle East and in Shanghai

Launched Global Sources Online 2.0 featuring comprehensive

search results and verified supplier

Launched China Global Sources Online enabling suppliers to tap into China’s booming domestic market
2008	International IC-China Conference & Exhibition expands to four cities, announces a total of six venues for 2009

Global Sources worldwide presence

Awards & accolades

Alliances & partnerships

Global Sources has partnered with Agentrics, an organization serving retailers with US$1 trillion in annual sales, to help Agentrics’ members expand their Asian sourcing activities

Global Sources has formed partnerships with the Peking University, China Europe International Business School, and Tsinghua University to offer world-class management and export education courses to China’s executives

Global Sources and Bureau Veritas, one of the world’s largest and most-trusted certification authorities, have launched the B2B industry’s most comprehensive supplier assessment service

Global Sources has partnered with TechInsights (formerly CMP’s Electronics Group) to form eMedia Asia Ltd. This joint venture gives Asia’s electronics community the business and technical information it needs to stay competitive

Penton Media – Together with eMedia Asia brings the latest North American and European technologies and methodologies to China’s high-tech design engineers

In partnership with Verify Screening Solutions, a leading provider of risk management data, Global Sources provides supplier credit reports to our buyers

Global Sources’ key business objective is to be the preferred provider of content, services and integrated marketing solutions that enable our customers to achieve a competitive advantage.

For more information about Global Sources, please visit us at

www.corporate.globalsources.com or www.investor.globalsources.com